Exhibit 10.22

September 15, 2019

Mosaic Acquisition Corp.

375 Park Avenue

New York, NY 10152

Re:    Sponsor Agreement

Ladies and Gentlemen:

This letter (this “Sponsor Agreement”) is being delivered to you in accordance with that Agreement and Plan of Merger, dated as of the date hereof, by and among Mosaic Acquisition Corp., a Delaware corporation (the “Acquiror”), Vivint Smart Home, Inc., a Delaware corporation (the “Company”), and the other parties thereto (the “Merger Agreement”) and hereby amends and restates in its entirety with respect to the Sponsors (as defined below) that certain letter, dated October 18, 2017, from, inter alia, Eugene I. Davis, Mosaic Sponsor, LLC, a Delaware limited liability company (“Mosaic Sponsor”), and Fortress Mosaic Sponsor LLC, a Delaware limited liability company (“Fortress Sponsor” and, together with Eugene I. Davis and Mosaic Sponsor, each a “Sponsor” and collectively, the “Sponsors”) to the Acquiror (the “Prior Letter Agreement”). Certain capitalized terms used herein are defined in paragraph 8 hereof. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

The Sponsors are currently, and as of the Closing will be, the record owners of all of the outstanding Founder Shares and outstanding Private Placement Warrants, with each Sponsor’s ownership as of the date hereof detailed on Schedule A hereto (the Founder Shares owned by such Sponsor, together with any additional shares of Common Stock or Founder Shares (or any securities convertible into or exercisable or exchangeable for Common Stock or Founder Shares) in which such Sponsor acquires record or beneficial ownership after the date hereof, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, the “Covered Shares”).

In order to induce the Company and Acquiror to enter into the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Sponsor hereby agrees with the Acquiror and, at all times prior to any valid termination of the Merger Agreement, the Company as follows:

1.    Prior to the valid termination of the Merger Agreement, each Sponsor, in its capacity as a stockholder of Acquiror, agrees irrevocably and unconditionally agrees that, at the Special Meeting, at any other meeting of the stockholders of Acquiror (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) and in connection with any written consent of stockholders of Acquiror (the date of the taking of any such action being an applicable “Determination Date”), the Sponsor shall, and shall cause any other holder of record of any of the Sponsor’s Covered Shares to:

a.	when such meeting is held, appear at such meeting or otherwise cause the Sponsor’s Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

b.

vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Sponsor’s Covered Shares owned as of the record date for such meeting (or the date that any written consent is executed by the Sponsor) in favor of each Proposal and any other matters necessary or reasonably requested by the Company for consummation of the Merger and the other transactions contemplated by the Merger Agreement; and

c.

vote (or execute and return an action by written consent), or cause to be voted at such meeting, or validly execute and return and cause such consent to be granted with respect to, all of the Sponsor’s Covered Shares against any Acquiror Business Combination Proposal (as defined below) and any other action that would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or result in a breach of any covenant, representation or warranty or other obligation or agreement of Acquiror under the Merger Agreement or result in a breach of any covenant, representation or warranty or other obligation or agreement of the Sponsor contained in this Sponsor Agreement.

The obligations of the Sponsor specified in this paragraph 1 shall apply whether or not the Merger or any action described above is recommended by the Acquiror Board or the Acquiror Board has effected an Acquiror Change in Recommendation.

2.    Prior to the valid termination of the Merger Agreement, each Sponsor shall not, and each Sponsor shall instruct and use its reasonable best efforts to cause its Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or knowingly facilitate any inquiry, proposal or offer which constitutes, or could reasonably be expected to lead to, a Business Combination Proposal other than with the Company, its shareholders and their respective Affiliates and Representatives, in each case, in their capacity as such (such Business Combination Proposal, a “Acquiror Business Combination Proposal”), (ii) participate in any discussions or negotiations regarding, or furnish to any Person (other than Merger Sub, the Company, the Company’s Affiliates and their respective Representatives) any nonpublic information relating to Acquiror and its Subsidiaries, in connection with any Acquiror Business Combination Proposal, (iii) approve or recommend, or make any public statement approving or recommending, a Acquiror Business Combination Proposal, (iv) enter into any letter of intent, merger agreement or other similar agreement providing for a Acquiror Business Combination Proposal, (v) make, or in any manner participate in a “solicitation” (as such term is used in the rules of the SEC) of proxies or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of Common Stock or Founder Shares intending to facilitate any Acquiror Business Combination Proposal or cause any holder of shares of Common Stock or Founder Shares not to vote to adopt the Merger Agreement and approve the Merger or any of the other transactions contemplated thereby, (vi) become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of Acquiror that takes any action in support of a Acquiror Business Combination Proposal or (vii) otherwise resolve or agree to do any of the foregoing. A Sponsor shall promptly (and in any event within 48 hours) notify the Company after receipt by such Sponsor of any Acquiror Business Combination Proposal, any inquiry or proposal that would reasonably be expected to lead to a Acquiror Business Combination Proposal or any inquiry or request for nonpublic information relating to Acquiror and its Subsidiaries by any Person who has made or would reasonably be expected to make a Acquiror Business Combination Proposal and provide to the Company copies of all material correspondence and written materials sent or provided to such Sponsor (or, if applicable, any of its Subsidiaries) relating to such Acquiror Business Combination Proposal or such inquiry or proposal. Such notice shall indicate the identity of the Person making the proposal or offer, the material terms and conditions of any such proposal or offer and any related financing and, if applicable, the nature of the information requested pursuant to such inquiry or request. Thereafter, such Sponsor shall keep the Company reasonably informed, on a prompt basis (and in any event within 48 hours), regarding any material changes to the status and material terms of any such proposal or offer (including any material amendments thereto or any material change to the scope or material terms or conditions thereof), and provide to the Company copies of all material correspondence and written materials sent or provided to such Sponsor (or, if applicable, any of its Subsidiaries relating to such proposal or offer). Each Sponsor agrees that, following the date hereof, it and its Representatives shall cease and cause to be terminated any existing activities, solicitations, discussions or negotiations by such Sponsor or its Representatives with any parties conducted heretofore with respect to any Acquiror Business Combination Proposal. Notwithstanding anything in this Sponsor Agreement to the contrary, (i) each Sponsor shall not be responsible for the actions of Acquiror or its Board of Directors (or any committee thereof), any Subsidiary of Acquiror, or any officers, directors (in their capacity as such), employees and professional advisors of any of the foregoing (the “Acquiror Related Parties”), including with respect to any of the matters contemplated by this paragraph 2, (ii) each Sponsor makes no representations or warranties with respect to the actions of any of the Acquiror Related Parties, and (iii) any breach by Acquiror of its obligations under Section 7.12 of the Merger Agreement shall not be considered a breach of this paragraph 2 (it being understood for the avoidance of doubt that each Sponsor shall remain responsible for any breach by it or its Representatives (other than any such Representative that is a Acquiror Related Party) of this paragraph 2). In furtherance of this Sponsor Agreement, each Sponsor hereby authorizes and will instruct Acquiror, promptly after the date hereof, to enter, or cause its transfer agent to enter, a stop transfer order with respect to all of such Sponsor’s Covered Shares with respect to any Transfer not permitted hereunder and to include the following legend on any share certificates for such Sponsor’s Covered Shares: “THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN VOTING AND TRANSFER RESTRICTIONS PURSUANT TO THAT CERTAIN SPONSOR AGREEMENT, DATED AS OF SEPTEMBER 15, 2019, BY AND AMONG MOSAIC ACQUISITION CORP., A DELAWARE CORPORATION, VIVINT SMART HOME, INC., A DELAWARE CORPORATION, MOSAIC SPONSOR, LLC, FORTRESS MOSAIC SPONSOR LLC AND EUGENE I. DAVIS. ANY TRANSFER OF SUCH SHARES OF STOCK IN VIOLATION OF THE TERMS AND PROVISIONS OF SUCH SPONSOR AGREEMENT SHALL BE NULL AND VOID AND HAVE NO FORCE OR EFFECT WHATSOEVER.” The delivery of such securities by the delivering party shall not in any way affect such party’s rights with respect to such securities. Each Sponsor hereby authorizes Acquiror to maintain a copy of this Sponsor Agreement at either the executive office or the registered office of Acquiror. Prior to any valid termination of the Merger Agreement, each Sponsor shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary to consummate the Merger and the other transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth therein and shall not take any action that would reasonably be expected to materially delay or prevent the satisfaction of any of the conditions to the Merger set forth in Article IX of the Merger Agreement. In connection therewith, each Sponsor hereby irrevocably and unconditionally (but subject to the consummation of the Merger) (x) agrees that pursuant to Section 5.3(b)(i)(A) of the Certificate of Incorporation the Founder Shares held by it shall convert into Common Stock at the Initial Conversion Ratio (as adjusted pursuant to Section 5.3(b)(ii)(y) of the Certificate of Incorporation; it is acknowledged and agreed for purposes of the adjustment under Section 5.3(b)(ii)(y) of the Certificate of Incorporation that any shares of Common Stock issued pursuant to the exercise of, or otherwise in accordance with, a right of first offer under a forward purchase agreement shall not constitute shares of Common Stock “issued pursuant to a forward purchase agreement”) immediately prior to the consummation of the Merger (and, for purposes of this Sponsor Agreement, the shares of Common Stock issued upon such conversion shall be deemed to be “Founder Shares”) and (y) waives any adjustment to the Initial Conversion Ratio to which it would otherwise be entitled pursuant to Section 5.3(b)(ii)(x) of the Certificate of Incorporation. Each Sponsor further agrees not to redeem any Shares owned by it in the Offer and not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Acquiror, the Company, any affiliate or designee of a Sponsor acting in his or her capacity as director or any of their respective successors and assigns relating to the negotiation, execution or delivery of this Sponsor Agreement, the Merger Agreement or the consummation of the transactions contemplated hereby and thereby.

3.    Each Sponsor hereby agrees and acknowledges that (i) the underwriters of the Acquiror’s Public Offering, the Acquiror and, prior to any valid termination of the Merger Agreement, the Company would be irreparably injured in the event of a breach by such Sponsor of its obligations under paragraphs 1, 4 and 5 of this Sponsor Agreement (with respect to such underwriters, only such provisions as were contained in the Prior Letter Agreement), (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach. Notwithstanding the foregoing, or anything herein to the contrary, under no circumstances shall the Acquiror or the Sponsors be liable for any costs or damages including, without limitation, any special, incidental, consequential, exemplary or punitive damages, to any Person, including the Company, in respect of this Sponsor Agreement, including any breach hereof, and the Company hereby waives any claim it may have now or in the future for monetary costs or damages against the Acquiror or the Sponsors in respect of this Sponsor Agreement, including any breach hereof.

4.    Subject to the Stockholders Agreement, (a) each Sponsor agrees that it shall not Transfer any Founder Shares (or shares of Acquiror’s Class A common stock, par value $0.0001 per share (the “Common Stock”) issuable upon conversion thereof) or any Private Placement Warrants (or shares of Common Stock issuable upon the exercise thereof) until the earlier of (A) one year after the completion of the Acquiror’s initial Business Combination, (B) subsequent to the initial Business Combination, if the last sale price of the Common Stock equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Acquiror’s initial Business Combination or (C) the date following the completion of the Acquiror’s initial Business Combination on which the Acquiror completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Acquiror’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property (the “Lock-up Period”).

(b) Notwithstanding the provisions set forth in paragraph 4(a), Transfers of the Founder Shares, Private Placement Warrants and shares of Common Stock issued or issuable upon the exercise or conversion of the Private Placement Warrants or the Founder Shares that are held by any Sponsor or any of their permitted transferees (that have complied with this paragraph 4(b)), are permitted (A) to the Acquiror’s officers or directors, any affiliates or family members of any of the Acquiror’s officers or directors, any members of any Sponsor, or any affiliates of any Sponsor, which, for the avoidance of doubt, in the case of the Fortress Sponsor will include affiliates of funds managed by Fortress Investment Group LLC or its affiliates; (B) in the case of an individual, transfers by gift to a member of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization; (C) in the case of an individual, transfers by virtue of laws of descent and distribution upon death of the individual; (D) in the case of an individual, transfers pursuant to a qualified domestic relations order; (E) transfers made as part of the consummation of a Business Combination (excluding the Merger and the Transactions) (including the entry into an agreement for such transfer); (F) transfers by virtue of the laws of the State of Delaware or any Sponsor’s limited liability company agreement upon dissolution of such Sponsor; and (G) in the event of the Acquiror’s completion of a liquidation, merger, share exchange, reorganization or other similar transaction which results in all of the Acquiror’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property subsequent to the completion of the Acquiror’s initial Business Combination (including the entry into an agreement in connection with such liquidation, merger, share exchange, reorganization or other similar transaction)); provided, however, that in the case of clauses (A) through (D), these permitted transferees must enter into a written agreement agreeing to be bound by the restrictions herein.

(c) Vesting Provisions. Each of the Sponsors agrees that, as of immediately prior to (but subject to) the Closing, all of (i) the Founder Shares and (ii) the Private Placement Warrants, in each case, held by such Sponsor as of the Closing shall be unvested and shall be subject to the vesting and forfeiture provisions set forth in this paragraph 4(c). Each of the Sponsors agrees that it shall not (and will cause its Affiliates not to) Transfer any unvested Founder Shares or any unvested Private Placement Warrants held by such Sponsor prior to the date such Founder Shares or Private Placement Warrants become vested pursuant to this paragraph 4(c), except to the extent permitted by paragraph 4(b).

1.	Vesting of Founder Shares.

I.	Vesting of Shares at Closing. 50% of the unvested Founder Shares Beneficially Owned by each Sponsor (or Affiliate thereof) as of the Closing shall vest at Closing.

II.	Performance Vesting Shares.

A.	25% of the unvested Founder Shares Beneficially Owned by each Sponsor (or Affiliate thereof) as of the Closing shall vest at such time as a $12.50 Stock Price Level is achieved on or before the fifth anniversary of the Closing Date. For the avoidance of doubt, if a $12.50 Stock Price Level is not achieved on or prior to the fifth anniversary of the Closing Date, the Founder Shares that were eligible to vest pursuant to this paragraph 4(c)(1)(II)(A) shall not vest and shall be forfeited as provided in paragraph 4(c)(3).

B.

25% of the unvested Founder Shares Beneficially Owned by each Sponsor (or Affiliate thereof) as of the Closing shall vest at such time as a $15.00 Stock Price Level is achieved on or before the fifth anniversary of the Closing Date. For the avoidance of doubt, if a $15.00 Stock Price Level is not achieved on or prior to the fifth anniversary of the Closing Date, the Founder Shares that were eligible to vest pursuant to this paragraph 4(c)(1)(II)(B) shall not vest and shall be forfeited as provided in paragraph 4(c)(3).

2. Vesting	of Private Placement Warrants

I.	Performance Vesting Warrants.

A.

50% of the Private Placement Warrants Beneficially Owned by each Sponsor (or any Affiliate thereof) as of the Closing shall vest at such time as a $12.50 Stock Price Level is achieved on or before the fifth anniversary of the Closing Date. For the avoidance of doubt, if a $12.50 Stock Price Level is not achieved on or prior to the fifth anniversary of the Closing Date, the Private Placement Warrants that were eligible to vest pursuant to this paragraph 4(c)(2)(I)(A) shall not vest and shall be forfeited as provided in paragraph 4(c)(3).

B.

50% of the Private Placement Warrants Beneficially Owned by each Sponsor (or any Affiliate thereof) as of the Closing shall vest at such time as a $15.00 Stock Price Level is achieved on or before the fifth anniversary of the Closing Date. For the avoidance of doubt, if a $15.00 Stock Price Level is not achieved on or prior to the fifth anniversary of the Closing Date, the Private Placement Warrants that were eligible to vest pursuant to this paragraph 4(c)(2)(I)(B) shall not vest and shall be forfeited as provided in paragraph 4(c)(3).

3. Forfeiture	of Unvested Founder Shares and Private Placement Warrants.

I.

Unvested Founder Shares that are forfeited pursuant to paragraph 4(c)(1)(II) shall be transferred by the forfeiting Sponsor (or Affiliate thereof) that Beneficially Owns such Founder Shares to the Acquiror, without any consideration for such Transfer.

II.

Unvested Private Placement Warrants that are forfeited by a Sponsor (or Affiliate thereof) pursuant to paragraph 4(c)(2) shall be transferred by the forfeiting Sponsor (or Affiliate thereof) that Beneficially Owns such Private Placement Warrants to the Acquiror, without any consideration for such transfer.

4.    Stock Price Level. For purposes of this paragraph 4(c), the applicable “Stock Price Level” will be considered achieved only (a) when the VWAP of Common Stock on the New York Stock Exchange is greater than or equal to the applicable threshold for any 20 Trading Days within a 30 Trading Day period or (b) in an Acquiror Sale, the price paid per share of Common Stock in such Acquiror Sale is greater than or equal to the applicable threshold. The Stock Price Levels will be equitably adjusted on account of any share split, reverse share split or similar equity restructuring transaction.

5.     Acquiror Sale. Notwithstanding the foregoing, in the event the Acquiror enters into a binding agreement with respect to an Acquiror Sale on or before the fifth anniversary of the Closing Date, all unvested Founder Shares and unvested Private Placement Warrants Beneficially Owned by each Sponsor (or any Affiliate thereof), if any, shall vest on the day prior to the closing of such Acquiror Sale if the price paid per share of Common Stock in such Acquiror Sale meets or exceeds the applicable Stock Price Level (to the extent the price paid per share includes contingent consideration or property other than cash, the Acquiror Board shall determine the price paid per share of Common Stock in such Acquiror Sale in good faith); provided, that in the event the price paid per share of Common Stock in such Acquiror Sale does not meet or exceed the applicable Stock Price Level, such unvested Founder Shares and unvested Private Placement Warrants shall be forfeited without any consideration on the day prior to the closing of such Acquiror Sale. For avoidance of doubt, following a transaction or business combination that is not a “Acquiror Sale” hereunder, including a transaction or business combination in which the equity securities of the surviving entity of such business combination or other transaction are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and listed or quoted for trading on a national securities exchange, the equitable adjustment provisions of paragraph 17 shall apply, including, without limitation, to the performance vesting criteria set forth in this paragraph 4(c).

5.    Each Sponsor severally and not jointly, as to itself only, represents and warrants that it has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked.

6.    Except as disclosed in the Prospectus, neither any Sponsor nor any Affiliate of any Sponsor, nor any director or officer of the Acquiror, shall receive from the Acquiror any finder’s fee, reimbursement, consulting fee, monies in respect of any repayment of a loan or other compensation prior to, or in connection with any services rendered in order to effectuate the consummation of the Acquiror’s initial Business Combination (regardless of the type of transaction that it is, but including, for the avoidance of doubt, the Merger), other than the following, none of which will be made from the proceeds held in the Trust Account prior to the completion of the initial Business Combination: repayment of a loan and advances of up to $300,000 made to the Acquiror by the Sponsors to cover expenses related to the organization of the Acquiror and the Public Offering; payment to an affiliate of Mosaic Sponsor, LLC for office space and related support services for a total of $15,000 per month; reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial Business Combination, and repayment of loans, if any, and on such terms as to be determined by the Acquiror from time to time, made by the Sponsors or certain of the Acquiror’s officers and directors to finance transaction costs in connection with an intended initial Business Combination, provided, that, if the Acquiror does not consummate an initial Business Combination, a portion of the working capital held outside the Trust Account may be used by the Acquiror to repay such loaned amounts so long as no proceeds from the Trust Account are used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants. During the period commencing on the date hereof and ending on the earlier of (i) the consummation of the Closing and (ii) the valid termination of the Merger Agreement, each Sponsor agrees not to enter into, modify or amend any Contract between or among any Sponsor or any Affiliate of any such Sponsor (other than Acquiror or any of its Subsidiaries), on the one hand, and Acquiror or any of its Subsidiaries, on the other hand, that would contradict, limit, restrict or impair (x) any party’s ability to perform or satisfy any obligation under this Sponsor Agreement or (y) the Company’s or Acquiror’s ability to perform or satisfy any obligation under the Merger Agreement.

7.    Each Sponsor has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Sponsor Agreement.

8.    As used herein, (i) “Beneficially Own” has the meaning ascribed to it in Section 13(d) of the Securities Exchange Act; (ii) “Business Combination” shall mean a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, involving the Acquiror and one or more businesses; (iii) “Shares” shall mean, collectively, the shares of Common Stock and the Founder Shares; (iv) “Founder Shares” shall mean the shares of Class F Common Stock, par value $0.0001 per share, and the shares of Common Stock issuable upon conversion of such shares in connection with the Closing; (v) “Private Placement Warrants” shall mean the warrants to purchase up to 5,933,334 shares of Common Stock Beneficially Owned by the Sponsors in the aggregate; (vi) “Prospectus” shall mean the registration statement on Form S-1 and prospectus filed by Acquiror with the U.S. Securities and Exchange Commission (the “Commission”) in connection with the Public Offering; (vii) “Public Offering” shall mean the underwritten initial public offering of 34,500,000 of Acquiror’s units (the “Units”), each comprised of one share of Common Stock and one-third of one warrant to purchase shares of Common Stock; (viii) “Public Stockholders” shall mean the holders of securities issued in the Public Offering; (ix) “Trust Account” shall mean the trust fund into which a portion of the net proceeds of the Public Offering and the sale of the Private Placement Warrants was deposited; and (x) “Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

9.    This Sponsor Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby, including, without limitation, with respect to the Sponsors, the Prior Letter Agreement. This Sponsor Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by the Acquiror and the other parties charged with such change, amendment, modification or waiver, it being acknowledged and agreed that the Company’s execution of such an instrument will not be required after any valid termination of the Merger Agreement.

10.    No party hereto may, except as set forth herein, assign either this Sponsor Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties (except that, following any valid termination of the Merger Agreement, no consent from the Company shall be required). Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Sponsor Agreement shall be binding on the Sponsors, the Acquiror and the Company and their respective successors, heirs, personal representatives and assigns and permitted transferees.

11.    This Sponsor Agreement may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

12.    This Sponsor Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Sponsor Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Sponsor Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

13.    This Sponsor Agreement, and all claims or causes of action based upon, arising out of, or related to this Sponsor Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Any Action based upon, arising out of or related to this Sponsor Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the Borough of Manhattan in the State of New York, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Sponsor Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this paragraph. The prevailing party in any such Action (as determined by a court of competent jurisdiction) shall be entitled to be reimbursed by the non-prevailing party for its reasonable expenses, including reasonable attorneys’ fees, incurred with respect to such Action. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS SPONSOR AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14.    Any notice, consent or request to be given in connection with any of the terms or provisions of this Sponsor Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 11.02 of the Merger Agreement to the applicable party at its principal place of business.

15.    This Sponsor Agreement shall terminate on the earlier of (a) the consummation of an Acquiror Sale and (b) the later of (i) the earlier of (x) the achievement of a $15.00 Stock Price Level on or before the fifth anniversary of the Closing Date and (y) the fifth anniversary of the Closing Date and (ii) the expiration of the Lock-up Period. In the event of a valid termination of the Merger Agreement, this Sponsor Agreement shall be of no force and effect and shall revert to the Prior Letter Agreement. No such termination or reversion shall relieve the Sponsors, the Acquiror or the Company from any liability resulting from a breach of this Sponsor Agreement occurring prior to such termination or reversion.

16.    Each of the Sponsors hereby represents and warrants (severally and not jointly as to itself only) to Acquiror and the Company as follows: (i) it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, and the execution, delivery and performance of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within such Sponsor’s limited liability company powers and have been duly authorized by all necessary limited liability company actions on the part of such Sponsor; (ii) this Sponsor Agreement has been duly executed and delivered by such Sponsor and, assuming due authorization, execution and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of such Sponsor, enforceable against such Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies); (iii) the execution and delivery of this Sponsor Agreement by such Sponsor does not, and the performance by such Sponsor of its obligations hereunder will not, (A) conflict with or result in a violation of the organizational documents of such Sponsor, or (B) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon such Sponsor or such Sponsor’s Founder Shares or Private Placement Warrants, as applicable), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Sponsor of its obligations under this Sponsor Agreement; (iv) there are no Actions pending against such Sponsor or, to the knowledge of such Sponsor, threatened against such Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Sponsor of its obligations under this Sponsor Agreement; (v) except for fees described on Schedule 5.10 of the Merger Agreement, no financial advisor, investment banker, broker, finder or other similar intermediary is entitled to any fee or commission from such Sponsor, Acquiror, any of its Subsidiaries or any of their respective Affiliates in connection with the Merger Agreement or this Sponsor Agreement or any of the respective transactions contemplated thereby and hereby, in each case, based upon any arrangement or agreement made by or, to the knowledge of such Sponsor, on behalf of such Sponsor, for which Acquiror, the Company or any of their respective Affiliates would have any obligations or liabilities of any kind or nature; (vi) such Sponsor has had the opportunity to read the Merger Agreement and this Sponsor Agreement and has had the opportunity to consult with its tax and legal advisors; (vii) such Sponsor has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Sponsor’s obligations hereunder; (viii) such Sponsor has good title to all such Founder Shares and Private Placement Warrants, and there exist no Liens or any other limitation or restriction (including, without limitation, any restriction on the right to vote, sell or otherwise dispose of such Founder Shares or Private Placement Warrants (other than transfer restrictions under the Securities Act)) affecting any such Founder Shares or Private Placement Warrants, other than pursuant to (A) this Sponsor Agreement, (B) the Acquiror’s certificate of incorporation, (C) the Merger Agreement, (D) the Registration Rights Agreement, dated as of October 18, 2017, by and among the Acquiror and the Sponsors, or (E) any applicable securities laws; and (ix) the Founder Shares and Private Placement Warrants identified on Schedule A are the only Founder Shares or Private Placement Warrants owned of record or Beneficially Owned by such Sponsor as of the date hereof, and none of such Founder Shares or Private Placement Warrants is subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Founder Shares or Private Placement Warrants, except as provided in this Sponsor Agreement.

17.    If, and as often as, there are any changes in the Acquiror, the Founder Shares or the Private Placement Warrants by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Sponsor Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to Acquiror, Acquiror’s successor or the surviving entity of such transaction, the Founder Shares and Private Placement Warrants, each as so changed. For avoidance of doubt, such equitable adjustment shall be made to the performance criteria set forth in paragraph 4(c).

18.    Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

[signature page follows]

Sincerely,

MOSAIC SPONSOR, LLC

By:	/s/ David M. Maura
Name: David M. Maura
Title: Chief Executive Officer

FORTRESS MOSAIC SPONSOR LLC

By:	/s/ Constantine M. Dakolias
Name: Constantine M. Dakolias
Title: President

EUGENE I. DAVIS

/s/ Eugene Davis

Acknowledged and Agreed:

MOSAIC ACQUISITION CORP.

By:	/s/ David M. Maura
Name: David M. Maura
Title: Chairman, President and Chief Executive Officer

Acknowledged and Agreed:

VIVINT SMART HOME, INC.

By:	/s/ Alex J. Dunn
Name: Alex J. Dunn
Title: President

Schedule A

Sponsor Ownership of Securities

Sponsor	Founder Shares	Private Placement Warrants
Eugene I. Davis	30,000	0
Mosaic Sponsor LLC	4,297,500	2,966,667
Fortress Mosaic Sponsor LLC	4,297,500	2,966,667

Total	8,625,000	5,933,334